Exhibit 10.2
PLEXUS CORP.
NON-QUALIFIED STOCK OPTION AGREEMENT
TO:	<<FIRST_NAME>> <<LAST_NAME>>

DATE:	<<OPTION DATE>>
     In order to provide additional incentive through stock ownership for certain directors, officers and key employees of Plexus Corp. (the “Corporation”) and its subsidiaries, you (the “Grantee”) are hereby granted a Non-Qualified Stock Option (“Option”) effective as of <<OPTION DATE>> (the “Grant Date”), to purchase <<TOTAL SHARES GRANTED>> shares of the Corporation’s Common Stock at a price per share of <<OPTION PRICE>>.
     This Option is subject to the terms and conditions set forth in this Agreement and in the Plexus Corp. 2008 Long-Term Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference.
     [One of the following alternatives shall be designated. If no alternative is designated, Alternative 1 shall apply]:
☐	Alternative 1: This Option shall become exercisable in accordance with the schedule set forth below:

Years After Grant Date	Percentage of Grant Which May Be Exercised

Less than 1	0%

1 but less than 2	Fifty percent (50%)

2 or more	One hundred percent (100%)
☐	Alternative 2: This Option shall become exercisable on the Grant Date.
☐	Alternative 3: This Option shall become exercisable in accordance with the schedule established by the Committee at the time of grant and set forth below: .
     This Option will lapse after ten (10) years from the Grant Date and thus may not be exercised thereafter. No part of this Option is transferable or assignable, in whole or in part, unless otherwise provided for in the Plan.
     You may exercise this Option provided that it meets all vesting requirements, by logging on to www.etrade.com/stockplans or by calling E*Trade Executive Services at 800.775.2793. The website provides you with detailed instructions on how to exercise stock options as well as other relevant information pertaining to your grant. Keep in mind that if you are considered an “insider” you are subject to blackout restrictions which may prevent exercise during certain time periods referred to as the ‘blackout period”. If you are considered an “insider” you have been notified of the restrictions via email.

     If you received this Option because of your employment with the Corporation, this Option shall terminate on the date you cease to be employed by the Corporation or its subsidiaries, except that (i) during the ninety day period following the date of such termination of employment and if such termination is not for cause, you shall be entitled to exercise the Option granted hereunder to the extent such Option was exercisable on the date of the termination of your employment, and (ii) during the three-year period following the date of termination of employment due to death, permanent disability or retirement in accordance with normal Corporation retirement practices, as determined by the Committee in its sole discretion, you or your representative shall be entitled to exercise the Option granted hereunder to the extent such Option was exercisable on the date of the termination of your employment due to death, permanent disability or retirement (to the extent not previously exercised). Such ninety-day or three-year period shall not, however, extend the term of any Option beyond the date such Option would otherwise have lapsed.
     If you received this Option because of your service on the Board, this Option shall terminate on the date you cease to be a director, except that you shall be entitled to exercise the Option granted hereunder to the extent such Option was exercisable on the date of your termination of service until the earlier of (a) ten (10) years from the Grant Date, or (b) two (2) years from the date you cease to be a director.
     Prior to the exercise of an Option you should consult your tax advisor regarding the tax consequences thereof. No shares shall be issued upon exercise of an Option until withholding taxes, if any and if applicable, and any other withholding obligation, if any and if applicable, have been satisfied (as applicable). The Committee may provide that, if and to the extent withholding of any federal, state or local tax is required in connection with the exercise of an Option, the Grantee may elect, at such time and in such manner as the Committee may prescribe, to satisfy this withholding requirement, in whole or in part, by having the Corporation withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum marginal total tax which could be imposed on the transaction.
     Under applicable securities laws, you may not be able to sell any shares for a period of time after your purchase, and you must comply with the Company’s Insider Trading Restrictions and Policies. The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.
     The Plan provides that no Option may be exercised unless the Plan is in full compliance with all laws and regulations applicable thereto.
     No amendment, modification or waiver of this Agreement, in whole or in part, shall be binding unless consented to in writing by the Corporation and no amendment may cause any Grantee to be unfavorably affected with respect to any Option already granted hereunder.

     Neither the establishment of, nor the awarding of Options under this Plan shall be construed to create a contract of employment or service between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continue in the employment or service of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing, retirement or other benefit plans.
     To accept this grant, agreement and other linked materials please logon with your user name and password to www.etrade.com/stockplans and select the Stock Options page. This grant will be listed at the bottom of all prior grants and will be labeled in the status column as “Requires Acceptance”. Clicking on this link will take you to the Grant Acceptance page which will allow you to view and print (recommended) all applicable documents related to this grant. To accept the grant and all applicable documents you will type in your password and click accept. By accepting this grant online you acknowledge and accept this grant and the terms and conditions. You also acknowledge receipt of this Stock Option Agreement, a copy of the 2008 Long-Term Incentive Plan, and a copy of the Insider Trading Restrictions and Policies. If this grant is not accepted online within thirty (30) days from the grant date of this Agreement, this Option will be deemed refused and may be withdrawn.

PLEXUS CORP.
/s/ Angelo M. Ninivaggi
By: Angelo M. Ninivaggi, Secretary